Exhibit 99.1

Energy Focus, Inc. Reports Second Quarter 2021 Financial Results

Company Increases Focus on Consumer Market, Leveraging New Consumer-Oriented Products and Ongoing Innovation, in Response to Ongoing COVID-19 Pandemic Impact on Its Customers

Conference Call to be Held Today at 11 a.m. ET

SOLON, Ohio, August 12, 2021 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable and human-centric lighting (“HCL”) technologies, and developer of a range of UV-C disinfection (“UVCD”) products, today announced financial results for its second quarter ended June 30, 2021.

Second Quarter 2021 and Subsequent Business Highlights:

•Net sales of $2.1 million, a decrease of 37.8% compared to the second quarter of 2020 and a decrease of 21.4% sequentially from the first quarter of 2021, reflecting fluctuations in timing of military orders and funding availability, and continued COVID-19-related challenges and delays, particularly for its commercial sector customers
•Loss from operations of $2.2 million, compared to a loss from operations of $0.9 million in the second quarter of 2020 and sequentially to a loss from operations of $2.3 million in the first quarter of 2021
•Net loss of $2.5 million, or $(0.59) per basic and diluted share of common stock, compared to a net loss of $4.3 million, or $(1.36) per basic and diluted share of common stock, in the second quarter of 2020. Sequentially, the net loss increased by $0.8 million compared to net loss of $1.6 million, or $(0.45) per basic and diluted share of common stock, inclusive of a $0.8 million non-cash gain from the forgiveness of the Paycheck Protection Program (“PPP”) loan, in the first quarter of 2021
•Strengthened balance sheet with net proceeds of $4.5 million from an equity financing and net proceeds of $1.5 million from a bridge financing, and increased its inventory-based line of credit capacity by $0.5 million, increasing overall liquidity
•Cash of $1.3 million as of June 30, 2021, compared to $1.8 million as of December 31, 2020

“Our second quarter results were impacted by the military market that experienced funding delays and from the continued weakness in our commercial lighting retrofit market, although we have already seen a few orders so far in the third quarter that we believe represent opportunities delayed from the first half of 2021” commented James Tu, Chairman and CEO of Energy Focus, Inc. “The pandemic has continued to exert unprecedented impacts on our commercial and, to a lesser extent, military lighting retrofit customers. Therefore, in addition to continuing to expand our sales team and outreach campaigns for our existing business, since second quarter 2020, we have been enhancing our focus on developing new and innovative products for the consumer market as well. Consumer spending has been, in many ways, positively impacted by the pandemic, as homebound consumers seek to improve their homes and make their homes and home offices more comfortable and productive. We believe that our award-winning, patented SuncycleTM lighting control system, which we plan to launch in late 2021 to early 2022, has the potential to vastly improve the lighting experience at home by providing high-quality, dimmable, color tunable and autonomous circadian lighting in an affordable, user-friendly and cyber-secure manner with only simple swaps of wall switches and lamps.”

“In addition, we are excited about our portable nUVoTM air disinfection devices, which should go on sale by the end of the third quarter of 2021, including nUVoTM Tower, a powerful disinfection device for larger spaces, and nUVoTM Traveler, a tumbler-sized portable UV-C disinfection device that is ideal for vehicles and other personal spaces,” commented Mr. Tu. “All these products have been developed by leveraging our extensive experience in advanced lighting technologies as well
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

as our engineering capability to think outside-of-the-box and innovate to bring advancements to human safety, health and well-being at home.”

“In the meantime, we have also been expanding our channel partnerships to distribute these impactful human-centric lighting products, notably by signing a marketing partnership with FirstEnergy Home and FirstEnergy Advisors, for both our lighting and UVCD products, and a distribution agreement with threeUV, a leading UV product distributor for the public and institutional sectors,” Mr. Tu added.

“We anticipate our military market will improve in the second half of the year as funding becomes available, and we believe that our strategy to focus on leading the sales activities with our unique offerings such as RedCap® and EnFocusTM, as well as our newly launched products for both consumer and commercial markets, will lead to recovering sales during the second half of 2021,” concluded Mr. Tu.

Second Quarter 2021 Financial Results:

Net sales were $2.1 million for the second quarter of 2021, compared to $3.3 million in the second quarter of 2020, a decrease of 37.8%. Net sales from commercial products were $1.1 million, or 52.0% of total net sales, for the second quarter of 2021, flat as compared to $1.1 million, or 31.7% of total net sales, in the second quarter of 2020, reflecting the continued impact of the COVID-19 pandemic and continued customer interruptions and project delays. Net sales from military maritime products were $1.0 million, or 48.0% of total net sales, for the second quarter of 2021, compared to $2.3 million, or 68.3% of total net sales, in the second quarter of 2020, primarily due to the availability of government funding and the delayed timing of orders. Sequentially, net sales were down 21.4% compared to $2.6 million in the first quarter of 2021, reflecting primarily the timing fluctuations of expected military orders as well as the continued impact of the COVID-19 pandemic, particularly for our customers in the commercial market.

Gross profit was $0.4 million, or 18.9% of net sales, for the second quarter of 2021. This compares with gross profit of $1.3 million, or 40.3% of net sales, in the second quarter of 2020. Sequentially, this compares with gross profit of $0.6 million, or 21.0% of net sales, in the first quarter of 2021. Gross margin for the second quarter of 2021 was positively impacted by favorable price and usage variances for material and labor of $0.4 million, partially offset by low sales, which impacted our gross profit rate. Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 17.6% for the second quarter of 2021, compared to 33.0% in the second quarter of 2020 and 24.3% in the first quarter of 2021, primarily being driven by product mix in the military maritime product sales during the second quarter of 2021 as compared to the second quarter of 2020 and first quarter of 2021, as well as low sales in the second quarter of 2021.

Operating loss was $2.2 million for the second quarter of 2021, compared to an operating loss of $0.9 million in the second quarter of 2020. Sequentially, this compares to an operating loss of $2.3 million in the first quarter of 2021. Net loss was $2.5 million, or $(0.59) per basic and diluted share of common stock, for the second quarter of 2021, compared with a net loss of $4.3 million, or $(1.36) per basic and diluted share of common stock, in the second quarter of 2020. Sequentially, this compares with a net loss of $1.6 million, or $(0.45) per basic and diluted share of common stock, in the first quarter of 2021, which was inclusive of a favorable $0.8 million non-cash, pre-tax gain resulting from the forgiveness of the PPP loan during the first quarter.

Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $2.0 million for the second quarter of 2021, compared with a loss of $0.7 million in the second quarter of 2020 and a loss of $2.0 million in the first quarter of 2021. The increased adjusted EBITDA loss in the second quarter of 2021, as compared to the second quarter of 2020, was primarily due to a combination of gross margin fluctuation and higher operating expenses due to our investment for future growth primarily in the areas of sales and engineering personnel.

Cash was $1.3 million as of June 30, 2021. This compares with cash of $1.8 million as of December 31, 2020. As of June 30, 2021, the Company had total availability, as defined under “Non-GAAP Measures” below, of $4.1 million, which consisted of $1.3 million of cash and $2.8 million of additional borrowing availability under its credit facilities.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

This compares to total availability of $3.9 million as of June 30, 2020 and total availability of $1.2 million as of March 31, 2021. Our net inventory balance of $8.1 million as of June 30, 2021, increased $2.4 million over our net inventory balance as of December 31, 2020. This increase primarily relates to global supply chain challenges, which are impacting our inventory purchasing strategy, leading to a buildup of inventory and inventory components in an effort to manage both shortages of available components and longer lead times in obtaining components. Our accounts payable balance as of June 30, 2021 increased by $0.4 million over December 31, 2020, primarily related to this inventory buildup.

Financings:

In June 2021, we completed a registered direct offering of 990,100 shares of our common stock to certain institutional investors, at a purchase price of $5.05 per share. Net proceeds to us, after $0.5 million in expenses, were $4.5 million.

In April 2021, the Company expanded its inventory line of credit availability by $0.5 million. The Company has two debt financing arrangements that mature on August 11, 2022, consisting of a two-year inventory financing facility for up to $3.5 million (following the increase), and a two-year receivables financing facility for up to $2.5 million. Also during April 2021, the Company secured net proceeds of $1.5 million, after expenses of $0.2 million, from a bridge financing.

Earnings Conference Call:

The Company will host a conference call and webcast today, August 12, 2021, at 11 a.m. ET to discuss the second quarter 2021 results, followed by a Q & A session.

You can access the live conference call by dialing the following phone numbers:

•Toll free 1-877-300-8521 or
•International 1-412-317-6026
•Conference ID# 10159037
The conference call will be simultaneously webcast. To listen to the webcast, log onto it at: http://public.viavid.com/index.php?id=145969. The webcast will be available at this link through August 27, 2021. Financial information presented on the call, including this earnings press release, will be available on the investors section of Energy Focus’ website, investors.energyfocus.com.

About Energy Focus

Energy Focus is an industry-leading innovator of sustainable LED lighting and lighting control technologies and solutions, as well as UV-C Disinfection technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocusTM lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. In addition, our patent-pending UVCD technologies and products, announced in late 2020, aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Forward-Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) disruptions and a slowing in the U.S. and global economies and business interruptions experienced by us, our customers and our suppliers as a result of the COVID-19 pandemic and related impacts on travel, trade and business operations; (ii) our ability to realize the expected novelty, disinfection effectiveness, affordability and estimated delivery timing of our UVCD products and their appeal compared to other products; (iii) our ability to extend our product portfolio into commercial services and consumer products; (iv) market acceptance of our LED lighting, control and UVCD technologies, services and products; (v) our need for additional financing in the near term to continue our operations; (vi) our ability to refinance or extend maturing debt on acceptable terms or at all; (vii) our ability to continue as a going concern for a reasonable period of time; (viii) our ability to implement plans to increase sales and control expenses; (ix) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (x) our ability to add new customers to reduce customer concentration; (xi) our reliance on a limited number of third-party suppliers and research and development partners, our ability to manage third-party product development and obtain critical components and finished products from such suppliers on acceptable terms and of acceptable quality, and the impact of our fluctuating demand on the stability of such suppliers; (xii) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine and other logistics channels; (xiii) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (xiv) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities; (xv) our ability to compete effectively against companies with lower prices or cost structures, or greater resources, or more rapid development efforts, and new competitors in our target markets; (xvi) our ability to successfully scale our network of sales representatives, agents, distributors and other channel partners to match the sales reach of larger, established competitors; (xvii) our ability to attract, develop and retain qualified personnel, and to do so in a timely manner; (xviii) the impact of any type of legal inquiry, claim or dispute; (xix) general economic conditions in the United States and in other markets in which we operate or secure products; (xx) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xxi) business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics or pandemics or other contagious outbreaks; (xxii) our ability to respond to new lighting technologies and market trends; (xxiii) our ability to fulfill our warranty obligations with safe and reliable products; (xxiv) any delays we may encounter in making new products available or fulfilling customer specifications; (xxv) any flaws or defects in our products or in the manner in which they are used or installed; (xxvi) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims made by others; (xxvii) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxviii) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other
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potential barriers to international trade; (xxix) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company; and (xxx) our ability to maintain compliance with the continued listing standards of The Nasdaq Stock Market. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
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Investor Contact:
Brett Maas
(646) 536-7331
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash	$1,327	$1,836
Trade accounts receivable, less allowances of $16 and $8, respectively	1,149	2,021
Inventories, net	8,129	5,641
Short-term deposits	908	796
Prepaid and other current assets	810	782
Total current assets	12,323	11,076

Property and equipment, net	531	420
Operating lease, right-of-use asset	548	794
Restructured lease, right-of-use asset	—	107
Total assets	$13,402	$12,397

LIABILITIES
Current liabilities:
Accounts payable	$2,846	$2,477
Accrued liabilities	101	45
Accrued legal and professional fees	38	149
Accrued payroll and related benefits	685	885
Accrued sales commissions	49	95
Accrued restructuring	—	11
Accrued warranty reserve	239	227
Deferred revenue	71	72
Operating lease liabilities	621	598
Restructured lease liabilities	—	168
Finance lease liabilities	2	3
Streeterville note, net of discount and loan origination fees	1,527	—
PPP loan	—	529
Credit line borrowings, net of loan origination fees	1,573	2,298
Total current liabilities	7,752	7,557

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32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
Operating lease liabilities, net of current portion	34	318
Finance lease liabilities, net of current portion	—	1
PPP loan, net of current maturities	—	266
Streeterville note, net of current maturities	13	—
Total liabilities	7,799	8,142

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at June 30, 2021 and December 31, 2020
Issued and outstanding: 876,447 at June 30, 2021 and 2,597,470 at December 31, 2020	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at June 30, 2021 and December 31, 2020
Issued and outstanding: 5,085,274 at June 30, 2021 and 3,525,374 at December 31, 2020	—	—
Additional paid-in capital	140,576	135,113
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(134,970)	(130,855)
Total stockholders' equity	5,603	4,255
Total liabilities and stockholders' equity	$13,402	$12,397

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Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Net sales	$2,074	$2,637	$3,335	$4,711	$7,118
Cost of sales	1,681	2,084	1,992	3,765	4,743
Gross profit	393	553	1,343	946	2,375

Operating expenses:
Product development	370	653	313	1,023	595
Selling, general, and administrative	2,268	2,218	1,973	4,486	4,000
Restructuring	(3)	(19)	(14)	(22)	(28)
Total operating expenses	2,635	2,852	2,272	5,487	4,567
Loss from operations	(2,242)	(2,299)	(929)	(4,541)	(2,192)

Other expenses (income):
Interest expense	216	127	87	343	220
Gain on forgiveness of debt	—	(801)	—	(801)	—
Loss from change in fair value of warrants	—	—	3,300	—	2,427
Other expenses	15	17	24	32	42
Net loss	$(2,473)	$(1,642)	$(4,340)	$(4,115)	$(4,881)

Net loss per common share attributable to common stockholders - basic:
From operations	$(0.59)	$(0.45)	$(1.36)	$(1.05)	$(1.55)

Weighted average shares of common stock outstanding:
Basic and diluted *	4,211	3,612	3,192	3,913	3,139

*Shares outstanding for the three and six months ended June 30, 2020 have been restated for the 1-for-5 reverse stock split effective June 11, 2020.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows

(in thousands)
(unaudited)
	Three months ended			Six months ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Cash flows from operating activities:
Net loss	$(2,473)	$(1,642)	$(4,340)	$(4,115)	$(4,881)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on forgiveness of PPP loan	—	(801)	—	(801)	—
Depreciation	53	47	46	100	92
Stock-based compensation	208	140	41	348	61
Change in fair value of warrant liabilities	—	—	3,300	—	2,427
Provision for doubtful accounts receivable	2	6	—	8	(12)
Provision for slow-moving and obsolete inventories	(28)	89	(241)	61	(319)
Provision for warranties	—	12	(24)	12	20
Amortization of loan discounts and origination fees	59	38	38	97	76
Changes in operating assets and liabilities (sources / (uses) of cash):
Accounts receivable	358	532	(614)	890	(169)
Inventories	(586)	(1,963)	(959)	(2,549)	587
Short-term deposits	137	12	25	149	(215)
Prepaid and other assets	(32)	4	(36)	(28)	17
Accounts payable	(869)	951	1,429	82	1,277
Accrued and other liabilities	(149)	(209)	71	(358)	293
Deferred revenue	(2)	1	57	(1)	43
Total adjustments	(849)	(1,141)	3,133	(1,990)	4,178
Net cash used in operating activities	(3,322)	(2,783)	(1,207)	(6,105)	(703)
Cash flows from investing activities:
Acquisitions of property and equipment	(102)	(109)	(71)	(211)	(118)
Net cash used in investing activities	(102)	(109)	(71)	(211)	(118)

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Condensed Consolidated Statements of Cash Flows - continued

(in thousands)
(unaudited)
	Three months ended			Six months ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Cash flows from financing activities (sources / (uses) of cash):
Proceeds from the issuance of common stock and warrants	5,000	—	—	5,000	2,750
Proceeds from the exercise of warrants	—	527	51	527	51
Offering costs paid on the issuance of common stock and warrants	(469)	—	—	(469)	(474)
Proceeds from PPP loan	—	—	795	—	795
Principal payments under finance lease obligations	(1)	(1)	(1)	(2)	(2)
Proceeds from exercise of stock options and employee stock purchase plan purchases	59	—	30	59	30
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	—	(2)	(3)	(2)	(3)
Proceeds from the Streeterville note	1,515	—	—	1,515	—
Payments on the Iliad note	—	—	(300)	—	(526)
Deferred financing costs	(30)	—	—	(30)	—
Net proceeds from credit line borrowings - AFS	—	—	522	—	577
Net (payments) proceeds from the credit line borrowings - Credit Facilities	(1,871)	1,080	—	(791)	—
Net cash provided by financing activities	4,203	1,604	1,094	5,807	3,198

Net increase (decrease) in cash and restricted cash	779	(1,288)	(184)	(509)	2,377
Cash and restricted cash, beginning of period	890	2,178	3,253	2,178	692
Cash and restricted cash, end of period	$1,669	$890	$3,069	$1,669	$3,069

Classification of cash and restricted cash:
Cash	$1,327	$548	$2,727	$1,327	$2,727
Restricted cash held in other assets	342	342	342	342	342
Cash and restricted cash	$1,669	$890	$3,069	$1,669	$3,069

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Sales by Product
(in thousands)
(unaudited)

	Three months ended				Six months ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020		2021	2020
Net sales:
Commercial	$1,078	$913	$1,058	Total net sales	$1,991	$2,794
MMM products	996	1,724	2,277		2,720	4,324
Total net sales	$2,074	$2,637	$3,335		$4,711	$7,118

Non-GAAP Measures

In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:

•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net income (loss) before giving effect to restructuring expenses, financing charges, income taxes, non-cash depreciation, stock non-cash compensation, accrued incentive compensation, and change in fair value of warrant liability; and
•adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.

We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below for total availability, adjusted EBITDA and adjusted gross margins, respectively.

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	As of
(in thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Total borrowing capacity under credit facilities	$4,490	$4,250	$2,566
Less: Credit line borrowings, gross*	(1,698)	(3,561)	(1,397)
Excess availability under credit facilities**	2,792	689	1,169
Cash	1,327	548	2,727
Total availability***	$4,119	$1,237	$3,896
*Forms 10Q and 10K Balance Sheets reflect the Line of credit net of debt financing costs of $169, $123 and $66, respectively.
**Excess availability under credit facility - represents difference between maximum borrowing capacity of credit facility and actual borrowings
*** Total availability- represents Company’s ‘access’ to cash if needed at point in time

	Three months ended			Six months ended June 30,
(in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Net loss	$(2,473)	$(1,642)	$(4,340)	$(4,115)	$(4,881)
Restructuring recovery	(3)	(19)	(14)	(22)	(28)
Net loss, excluding restructuring	(2,476)	(1,661)	(4,354)	(4,137)	(4,909)
Interest	216	127	87	343	220
Gain on forgiveness of PPP loan	—	(801)	—	(801)	—
Depreciation	53	47	46	100	92
Stock-based compensation	208	140	41	348	61
Change in fair value of warrant liability	—	—	3,300	—	2,427
Other incentive compensation	12	118	134	130	273
Adjusted EBITDA	$(1,987)	$(2,030)	$(746)	$(4,017)	$(1,836)

	Three Months Ended
(in thousands)	June 30, 2021		March 31, 2021		June 30, 2020
	($)	(%)	($)	(%)	($)	(%)
Net sales	$2,074		$2,637		$3,335
Reported gross profit	393	18.9%	553	21.0%	1,343	40.3%
E&O, in-transit and net realizable value inventory reserve changes	(28)	(1.4)%	89	3.4%	(241)	(7.2)%
Adjusted gross margin	$365	17.6%	$642	24.3%	$1,102	33.0%

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